Exhibit 99.1

Deckers Outdoor Corporation Reports Record First Quarter Financial Results

Company Reports First Quarter Sales Increased 34.4% to a Record of $97.5 Million

First Quarter Diluted EPS Increased 17.8% to a Record of $0.86

Company Increases Fiscal 2008 Growth Targets

GOLETA, Calif.--(BUSINESS WIRE)--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the first quarter ended March 31, 2008.

First Quarter Highlights

  Net sales increased 34.4% to $97.5 million versus $72.6 million last year.
  Diluted EPS increased 17.8% to $0.86 versus $0.73 a year ago.
  Gross margin improved to 47.3% compared to 46.0% last year.
  UGG® brand sales increased 83.6% to $54.8 million compared to $29.8 million a year ago.

Angel Martinez, President and Chief Executive Officer, stated, “We are very pleased with our first quarter performance which represents a solid start to fiscal 2008 in a challenging retail environment. Our better than expected results continue to be driven by our UGG brand, as response was very positive to our expanded spring line of sandals, boots and slippers. With regard to Teva®, sales were below plan primarily due to the difficult retail environment. That said, we continue to believe that our strategy to evolve Teva into an outdoor, performance-oriented brand and extend its selling season into the second half of the year remains on track. For Simple®, we witnessed strong sell-through with the new spring ecoSNEAKS™ and Green Toe® collections across all channels of distribution, which underscores our belief that the sustainable lifestyle movement is resonating with consumers around the world. In addition, we have recently made a number of key infrastructure investments that we believe have strengthened our leadership team and better positioned our Company for long-term success.”

Division Summary

UGG®

UGG brand net sales for the first quarter increased 83.6% to $54.8 million compared to $29.8 million for the same period last year. The significant sales increase was attributable to strong domestic demand for the UGG brand coupled with greater distribution for the spring collection versus the same period a year ago.

Teva®

Teva brand net sales decreased 2.6% to $37.7 million for the first quarter compared to $38.7 million for the same period last year. The modest decline in sales was the result of lower than expected consumer demand in a difficult retail environment, which impacted the level of projected reorders during the quarter.

Simple®

Simple brand net sales for the first quarter increased 25.2% to $5.1 million compared to $4.0 million for the same period last year. Simple sales continued to benefit from heightened awareness and increased demand for the brand driven by innovative product offerings, a broader marketing and advertising effort and increased points of distribution.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 75.4% to 15.6 million for the first quarter compared to $8.9 million for the same period a year ago.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 145.4% to $5.3 million for the first quarter compared to $2.2 million for the same period a year ago.

Full-Year 2008 Outlook

  Based upon the Company’s first quarter results coupled with improved visibility into the second half of the year, the Company currently expects its full year revenue to increase approximately 31% over 2007, up from previous guidance of approximately 25%.
  The Company currently expects its full year diluted earnings per share to increase approximately 27% over 2007, up from previous guidance of approximately 20%.
  Fiscal 2008 guidance includes approximately $8.8 million of stock compensation expense.

Second Quarter Outlook

  The Company currently expects second quarter 2008 revenue and diluted earnings per share to increase approximately 50% and 30%, respectively, over 2007 levels.

The Company’s conference call to review first quarter fiscal 2008 results will be broadcast live over the internet today, Thursday, April 24, 2008 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva®, Simple® and UGG® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; impairment charges related to the Teva brand intangible assets if Teva product sales decline to a point that the fair value of our Teva reporting unit does not exceed its carrying value; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China due to currency fluctuations and actions by the Chinese government; our ability to implement our growth strategy; the success of our customers and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; the risk of losing key personnel; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the Securities and Exchange Commission on February 29, 2008. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$81,065	54,525
Restricted cash	433	250
Short-term investments	102,347	113,567
Trade accounts receivable, net	40,700	72,209
Inventories	49,441	51,776
Prepaid expenses and other current assets	5,669	3,276
Deferred tax assets	5,964	5,964
Total current assets	285,619	301,567

Restricted cash	700	1,000
Property and equipment, at cost, net	15,819	10,579
Intangible assets, less applicable amortization	54,096	54,131
Deferred tax assets	2,682	2,682
Other assets	72	73

	$358,988	370,032

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$25,387	36,221
Accrued expenses	11,388	17,629
Income taxes payable	7,127	17,544
Total current liabilities	43,902	71,394

Long-term liabilities	2,533	----

Stockholders' equity:
Common stock	130	130
Additional paid-in capital	106,104	103,659
Retained earnings	205,861	194,567
Accumulated other comprehensive income	458	282
Total stockholders' equity	312,553	298,638

	$358,988	370,032

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	March 31,
	2008	2007

Net sales	$97,535	72,575
Cost of sales	51,387	39,158
Gross profit	46,148	33,417

Selling, general and administrative expenses	29,088	18,345
Income from operations	17,060	15,072

Other (income) expense, net:
Interest income	(1,389)	(1,166)
Interest expense	32	299
Other, net	(251)	40
Income before income taxes	18,668	15,899

Income taxes	7,374	6,448

Net income	$11,294	9,451

Net income per share:
Basic	$0.87	0.75
Diluted	0.86	0.73

Weighted-average shares:
Basic	13,008	12,595
Diluted	13,175	12,932

CONTACT:
Deckers Outdoor Corporation
Zohar Ziv, 805-967-7611
Chief Operating Officer and Chief Financial Officer
or
Investor Relations:
Integrated Corporate Relations, Inc.
Chad A. Jacobs/Brendon Frey
203-682-8200